Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated as of May 19, 2014 and entered into by and between DWF III GATEWAY, LLC, a Delaware limited liability company (“Landlord”), and PUMA BIOTECHNOLOGY, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

Landlord and Tenant are parties to that certain Office Lease dated as of May 16, 2012 (the “Original Lease”), pursuant to which Tenant leases certain office premises consisting of approximately 9,560 rentable square feet known as Suite 275 (the “Original Premises”) located within that certain office building known as “701 Gateway”, with an address of 701 Gateway Boulevard, South San Francisco, California (the “Building”).

Tenant desires to expand the Original Premises by leasing additional space within the Building containing approximately 7,152 rentable square feet known as Suite 250 and as more particularly shown on Exhibit A hereto (the “Expansion Premises”).

Accordingly, Landlord and Tenant now desire to amend the Original Lease to, among other things, provide for Tenant’s lease of the Expansion Premises, all upon and subject to the terms, covenants and conditions hereinafter set forth.

A G R E E M E N T

NOW THEREFORE, in consideration of the agreements of Landlord and Tenant herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	RECITALS

Landlord and Tenant acknowledge and agree the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2.	DEFINITIONS

As of the date hereof, unless the context clearly indicates otherwise, all references to “the Lease” or “this Lease” in the Lease or in this Amendment shall be deemed to refer to the Original Lease, as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Lease unless context clearly indicates otherwise.

3.	LEASE OF EXPANSION PREMISES

(a) Commencing as of the date (the “Expansion Date”) that is the later to occur of (i) December 1, 2014, (ii) the Substantial Completion of the Tenant Improvements, as such terms are defined in Exhibit B hereto, and (iii) the date that Landlord shall have delivered the Expansion Premises to Tenant vacant and free of any other possessory rights with the Tenant Improvements Substantially Complete or the date the foregoing would have occurred but for any Tenant Delays, all references in the Original Lease to the “Leased Premises” shall be deemed to refer to both the Original Premises and the Expansion Premises.

(b) The parties anticipate the Expansion Date to be on or about December 1, 2014 (the “Estimated Expansion Date”), subject to Force Majeure Delays and Tenant Delays (as such terms are defined in Exhibit B). If, for any reason whatsoever, Landlord has failed to deliver the Expansion Premises to Tenant by the Estimated Expansion Date, then this Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom.

(c) Landlord will allow Tenant to have access to the Expansion Premises for the fifteen (15) days prior to the Substantial Completion of the Tenant Improvements. The period of time prior to the Expansion Date during which Tenant may have early access and use of the Expansion Premises under this Section 3(c) shall be referred to herein as the “Early Access Period.” Tenant agrees that it shall not in any way interfere with the progress of the Tenant Improvements by such access. Should such access prove an impediment to the progress of the Tenant Improvements, in Landlord’s judgment, then Landlord may demand that Tenant forthwith vacate the Expansion Premises until such time as the Tenant Improvements are complete, and Tenant shall immediately comply with this demand. During the Early Access Period, Tenant shall comply with all terms and conditions of the Lease, except that no Minimum Monthly Rent shall be payable for the Expansion Premises during such period. As a condition to entering the Expansion Premises during the Early Access Period, Tenant shall provide Landlord with certificates of insurance that Tenant is required to provide Landlord during the Term of the Lease.

(d) Promptly following the Expansion Date, Landlord and Tenant shall execute an Expansion Date Memorandum in the form attached hereto as Exhibit C, wherein the parties shall acknowledge the Expansion Date.

4.	TERM

The parties acknowledge that the Term of the Original Lease is scheduled to expire on October 31, 2019 (the “Original Term Expiration Date”). Notwithstanding the foregoing, Landlord and Tenant agree that the Term is hereby extended for a period of twenty-four (24) months, such that the Term shall expire as of October 31, 2021, unless sooner terminated in accordance with the terms and conditions of the Lease.

5.	MINIMUM MONTHLY RENT

(a) The Minimum Monthly Rent payable for the Original Premises shall continue to be payable in accordance with the terms of the Original Lease, through the Original Term Expiration Date. Commencing on the day immediately following the Original Term Expiration Date, the Minimum Monthly Rent payable for the Original Premises shall be payable in accordance with the following schedule:

Period	Sq. Ft.	Minimum Monthly Rent
November 1, 2019 - October 31, 2020	9,560	$35,464.51
November 1, 2020 - October 31, 2021	9,560	$36,528.45

(b) In addition to the Minimum Monthly Rent payable for the Original Premises, effective as of the Expansion Date and continuing thereafter through the remainder of the Term, Tenant shall pay Minimum Monthly Rent for the Expansion Premises in accordance with the following schedule:

Period (Months)	Sq. Ft.	Minimum Monthly Rent
1 - 12	7,152	$22,886.40
13 - 24	7,152	$23,572.99
25 - 36	7,152	$24,280.18
37 - 48	7,152	$25,008.58
49 - 60	7,152	$25,758.84
61 - 72	7,152	$26,531.61
73 - October 31, 2021	7,152	$27,327.56

Notwithstanding the foregoing, provided that Tenant is not in default (beyond all applicable notice and cure periods), then Tenant shall be excused from the obligation of paying the Minimum Monthly Rent (but not any other amounts) due hereunder for the Expansion Premises for the first five (5) full calendar months following the Expansion Date, in the aggregate amount of $114,432.00 (the “Excused Minimum Monthly Rent”). However, should Tenant default (beyond all applicable notice and cure periods) such that Landlord properly exercises Landlord’s remedies pursuant to Article 25 of the Original Lease, then the Excused Minimum Monthly Rent shall no longer be excused and shall become an obligation of Tenant hereunder, and Landlord shall be entitled to seek recovery of the Excused Minimum Monthly Rent as part of the damages to which Landlord is otherwise entitled pursuant to the terms of the Lease.

Landlord shall have the right in its sole and absolute discretion to cancel Tenant’s right to all or any portion of the Excused Minimum Monthly Rent upon written notice to Tenant prior to the date Tenant has used or applied all of the Excused Minimum Monthly Rent, provided that within ten (10) days after delivery of such notice, Landlord pays Tenant for the exact same amount of the Excused Minimum Monthly Rent that Landlord elects to cancel (the “Abated Minimum Monthly Rent Cancellation Payment”). Landlord may only cancel the Excused Minimum Monthly Rent remaining as of the date of Landlord’s notice to cancel the Excused Minimum Monthly Rent. Tenant shall make payments of Minimum Monthly Rent in the amount of $22,886.40 for each month covered by the Abated Minimum Monthly Rent Cancellation Payment. If Landlord exercises its right to pay the Abated Minimum Monthly Rent Cancellation Payment as provided above, Landlord shall prepare and deliver to Tenant an amendment to the Lease reflecting the exercise of such right by Landlord and Tenant shall execute such amendment within five (5) business days after request by Landlord.

6.	ADDITIONAL RENT

As to the Expansion Premises only, (i) the Base Year for Base Year Operating Costs shall be the calendar year 2015, (ii) the Base Year for Base Taxes shall be the real estate fiscal year 2014/2015, and (iii) Tenant’s Proportionate Share shall be 4.20%. For the avoidance of doubt, the Base Years and Tenant’s Proportionate Share as to the Original Premises shall remain unchanged and are acknowledged to be the calendar year 2012 for Base Year Operating Costs, the real estate fiscal year 2012/2013 for Base Taxes, and 5.61%, respectively.

7.	CONDITION OF PREMISES

(a) Tenant acknowledges that it has been, and continues to be, in possession of the Original Premises, is familiar with the condition of the Original Premises and continues to occupy the Original Premises in its “as is” condition, with all faults, without any representation, warranty or improvement by Landlord of any kind whatsoever, other than as expressly set forth in the Original Lease.

(b) By its execution hereof, Tenant acknowledges that it had the opportunity to fully inspect the Expansion Premises. Subject to Landlord’s obligations as set forth in Exhibit B hereto, Tenant accepts the Expansion Premises, subject to the completion of the Tenant Improvements, as suitable for Tenant’s intended use, “as is”, and without representation or warranty by Landlord of any kind whatsoever (other than Landlord’s obligation to complete the Tenant Improvements). Notwithstanding the foregoing, the representations and warranties contained in Section 3.6 of the Original Lease are hereby made by Landlord, as to the Expansion Premises, as of the date of this Amendment.

(c) Neither the Original Premises nor the Expansion Premises has undergone an inspection by a Certified Access Specialist (CASp). The foregoing statement is included in this Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided in the Original Lease.

8.	PARKING

Effective as of the Expansion Date and continuing through the remainder of the Term, Tenant’s Parking Allocation shall be fifty-four (54) parking spaces.

9.	SERVICE AND EQUIPMENT

Section 11.11 of the Original Lease is hereby amended by adding the following additional language to the end of the paragraph: “Without limiting the generality of the foregoing, in the event Tenant uses utilities at the Leased Premises in excess of normal office use (as contemplated under the Lease), then Landlord may cause a separate meter to be installed in or for the Leased Premises, and the cost of any such meters (including, without limitation, the cost of any installation and maintenance) shall be paid by Tenant.”

10.	TEMPORARY SPACE

At the request of Tenant, the parties have agreed that Tenant shall lease and occupy on a temporary basis approximately 6,923 square feet of Rentable Area in Suite 100 of the Building (the “Temporary Space”), as generally outlined in Exhibit D attached hereto. Accordingly, Landlord leases to Tenant and Tenant leases from Landlord the Temporary Space for a term commencing on the date that Landlord delivers possession of the Temporary Space (the “Temporary Space Commencement Date”) and expiring on the date which is five (5) business days following the Expansion Date (the “Temporary Space Term”). Landlord shall deliver the Temporary Space to Tenant on or before July 1, 2014. If Landlord fails to deliver the Temporary Space to Tenant on or before July 1, 2014, then Tenant may terminate this Amendment, in which event this Amendment shall be null and void and of no force or effect by written notice delivered to Landlord at any time after July 1, 2014 and prior to the date that the Temporary Space is delivered to Tenant. The foregoing right to terminate shall be Tenant’s sole remedy for Landlord’s failure to deliver the Temporary Space to Tenant on or before July 1, 2014 and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. The lease of the Temporary Space shall be subject to all other terms and provisions of the Lease, except as provided in this Section 10. During the Temporary Space Term and as applicable to the lease of the Temporary Space, all references in the Lease to the Leased Premises shall include the Temporary Space.

(a) Rent and Utility Costs for Temporary Space. During the Temporary Space Term, Tenant shall pay Minimum Monthly Rent for the Temporary Space in the amount of $13,846.00. Tenant shall not be obligated to pay Operating Costs, Taxes or standard building services for the Temporary Space. However, Tenant shall pay for costs for usage of the HVAC outside of the Climate Control Hours (as defined in Section 11.1 of the Original Lease) and for any Excess Utility Costs (as defined in Section 11.11 of the Original Lease) respecting the Temporary Space. Tenant shall make such payment to Landlord within fifteen (15) days after request by Landlord each month. Tenant shall be responsible for arranging and paying for all of its telephone and telecommunication services for the Temporary Space, subject to Tenant’s right to utilize a portion of Landlord’s Allowance for such cabling costs as provided in Exhibit B.

(b) Condition of Temporary Space. Tenant shall accept possession of the Temporary Space in its current “AS IS” condition, without the construction or installation by Landlord of any improvements, furnishings or equipment of any kind, without any allowances, credits or free rent and without any representation or warranty, expressed or implied, by Landlord or any of its agents concerning the condition or suitability of the Temporary Space. Any work and allowance including, without limitation, Landlord’s Allowance, to be performed or provided by Landlord in connection with the Original Premises and/or the Expansion Premises will not be applicable for the lease of the Temporary Space (subject to Tenant’s right to utilize a portion of Landlord’s Allowance for cabling costs as provided in Exhibit B). In addition, during the Temporary Space Term Tenant shall be entitled to use Landlord’s furniture located in the Temporary Space as described in Exhibit E hereto (the “Temporary Space Furniture”). Tenant shall notify Landlord in writing within five (5) business days after the date of delivery of the Temporary Space to Tenant of any Temporary Space Furniture listed in Exhibit E that is missing. Landlord shall not be required to replace any missing Temporary Space Furniture and the reference to the Temporary Space Furniture shall mean the furniture actually located in the Temporary Space when the

Temporary Space is delivered to Tenant. Landlord makes no representation or warranty whatsoever with respect to the condition of the Temporary Space Furniture or its suitability for Tenant’s use, and any such use to be on an “as-is” basis. Tenant shall be responsible for any damage to the Temporary Space Furniture caused by Tenant or any of its employees, agents or contractors. Such furniture shall remain the property of Landlord.

(c) No Alterations. Tenant shall not construct any improvements or alterations in the Temporary Space, except for the installation of telephone and electrical lines and other minor work, all of which shall be subject to the prior written consent of Landlord and otherwise in compliance with the requirements of the Lease for the construction of alterations. The cost to construct any improvements or alterations by Tenant in the Temporary Space shall be paid by Tenant.

(d) Surrender of Temporary Space. Tenant shall vacate and surrender possession of the Temporary Space by the end of the Temporary Space Term, with time being of the essence, in broom clean condition, with all repairs and maintenance that would be required for surrender of the Leased Premises completed and with all of Tenant’s furniture, trade fixtures, equipment and other personal property removed; provided, however, that the Temporary Space Furniture shall remain in the Temporary Space. Tenant acknowledges that Landlord is marketing the Temporary Space for lease by others. In reliance upon Tenant’s agreement to vacate and surrender possession of the Temporary Space on time, Landlord may enter into other commitments affecting the Temporary Space and may incur significant expenses in connection therewith, including, without limitation, brokerage commissions and fees, legal or other professional fees, the costs of space planning and the costs of construction of improvements. Tenant acknowledges that all of said expenses, in addition to all other expenses incurred and actual and consequential damages suffered by Landlord, shall be included in measuring Landlord’s damages should Tenant fail to vacate and surrender possession on time.

(e) Temporary Space Holdover. If Tenant does not vacate and surrender possession of the Temporary Space by the end of the Temporary Space Term, such hold over shall be governed by the terms of Section 33.2 of the Original Lease, as the same relates to the Temporary Space; provided nothing in this Lease shall be deemed to grant Tenant any right to hold over in the Temporary Space beyond the end of the Temporary Space Term.

11.	FURNITURE

(a) Right to Use During the Term. During the Term, Tenant shall have the right, at no cost to Tenant, to use the furniture and other personal property of Landlord in the Expansion Premises described on Exhibit F hereto (“Landlord’s Personal Property”), subject to the terms and conditions contained in this Section 11. All right, title or interest in Landlord’s Personal Property shall be in and remain with Landlord and no right, title or interest in Landlord’s Personal Property shall pass to Tenant other than the right to possess and use Landlord’s Personal Property during the Term of this Lease.

(b) Tenant’s Obligations. Tenant shall: (i) at its sole expense, repair and maintain each item of Landlord’s Personal Property in the same condition as when received, ordinary wear and tear excepted, and in compliance with all Applicable Laws and all instructions and recommendations as to the repair and maintenance of such item of Landlord’s Personal Property issued at any time by the vendor and/or manufacturer thereof; (ii) maintain conspicuously on any of Landlord’s Personal Property such labels, plates, decals or other markings as Landlord may reasonably place thereon, stating that Landlord is the owner of such Landlord’s Personal Property; (iii) furnish to Landlord such information concerning the condition, location, use and operation of Landlord’s Personal Property as Landlord reasonably may request; (iv) make no additions, alterations, modifications or improvements to any item of Landlord’s Personal Property without Landlord’s prior written consent, which shall not be unreasonably withheld; (v) not, directly or indirectly, create, incur or permit to exist any lien, encumbrance, mortgage, pledge, attachment or security interest on or with respect to Landlord’s Personal Property (except those of persons claiming by, through or under Landlord); and (vi) use Landlord’s Personal Property solely in the conduct of Tenant’s business and keep Landlord’s Personal Property in the Expansion Premises.

(c) Disclaimer. TENANT ACKNOWLEDGES THAT LANDLORD IS NOT THE MANUFACTURER OR SUPPLIER OF LANDLORD’S PERSONAL PROPERTY, NOR THE AGENT THEREOF, AND THAT LANDLORD MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO ANY MATTER WHATSOEVER IN CONNECTION WITH LANDLORD’S PERSONAL PROPERTY, INCLUDING WITHOUT LIMITATION, THE MERCHANTABILITY OF LANDLORD’S PERSONAL PROPERTY, ITS FITNESS FOR A PARTICULAR PURPOSE, ITS DESIGN OR CONDITION, ITS CAPACITY OR DURABILITY, OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP IN THE MANUFACTURE OR ASSEMBLY OF LANDLORD’S PERSONAL PROPERTY. Landlord is not responsible for any repairs or service to Landlord’s Personal Property, defects therein or failures in the operation thereof. For so long as Tenant performs each and all of its obligations under this Lease, Tenant shall be the beneficiary of, and shall be entitled to, all rights under any applicable manufacturer’s or vendor’s warranties with respect to Landlord’s Personal Property, to the extent permitted by law. If Landlord’s Personal Property does not operate as warranted, becomes obsolete, or is unsatisfactory for any reason whatsoever, Tenant shall make all claims on account thereof solely against the manufacturer or supplier and not against Landlord, and Tenant shall nevertheless pay all Rent payable under this Lease. Landlord shall have no liability in connection with or arising out of the ownership, leasing, furnishing, performance or use of Landlord’s Personal Property or, in any event, any special, indirect, incidental or consequential damages of any character, including, without limitation, loss of use of production facilities or equipment, loss of profits, property damage or lost production, whether suffered by Tenant or any third party.

12.	GENERAL PROVISIONS

(a) Ratification. Except as expressly amended hereby, the Original Lease shall remain unmodified and in full force and effect. As modified hereby, the Original Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Amendment and the Original Lease, the terms of this Amendment shall prevail.

(b) Entire Agreement. The Original Lease as amended hereby constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and all prior agreements, representations, and understandings between the parties with respect to the subject matter hereof, whether oral or written, are or should be deemed to be null and void, all of the foregoing having been merged into this Amendment. The parties acknowledge that each party and/or its counsel have reviewed and revised this Amendment, and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment.

(c) Successors Bound. Subject to any and all restrictions on assignments or subleasing set forth in the Original Lease, this Amendment shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns with respect to the Lease.

(d) Authorization to Execute. Tenant represents and warrants that the individual executing this Amendment on its behalf is duly authorized to execute and deliver this Amendment in accordance with a duly adopted resolution or other applicable authorization of said organization, and that this Amendment is binding upon said organization in accordance with its terms.

(e) Applicable Law. This Amendment shall be governed by and construed under the laws of the State of California, without giving effect to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

(f) Amendments. This Amendment may be amended or modified only by an instrument in writing signed by each of the parties.

(g) Counterparts. This Amendment may be executed in counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

(h) Brokers. Landlord and Tenant each represents and warrants to the other party that it has not authorized, retained or employed, or acted by implication to authorize, retain or employ, any real estate broker or salesman to act for it or on its behalf in connection with this Amendment so as to cause the other party to be responsible for the payment of a brokerage commission, except for Cassidy/Turley and LA Realty Partners. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any other real estate broker or salesman whom the indemnifying party authorized, retained or employed, or acted by implication to authorize, retain or employ, to act for the indemnifying party in connection with this Amendment.

(i) Effectiveness. The parties agree that the submission of a draft or copy of this Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof and may not be relied on for any legal or equitable rights or obligations. Any draft or document submitted by Landlord or its agents to Tenant shall not constitute a reservation of or option or offer in favor of Tenant. The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this Amendment only if, as and when all the parties have executed and delivered this Amendment to each other. Prior to the complete execution and delivery of this Amendment by all parties, each party shall be free to negotiate the form and terms of this Amendment in a manner acceptable to each party in its sole and absolute discretion. The parties acknowledge and agree that the execution and delivery by one party prior to the execution and delivery of this Amendment by the other party shall be of no force and effect and shall in no way prejudice the party so executing this Amendment or the party that has not executed this Amendment.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to be effective as of the date first above written.

LANDLORD:			TENANT:

DWF III GATEWAY, LLC, a Delaware limited liability company			PUMA BIOTECHNOLOGY, INC., a Delaware corporation

By:	Divco West Real Estate Services, Inc., a Delaware limited liability company Its Agent		By: Name: Its:	/s/ Charles R. Eyler Charles R. Eyler Sr. Vice President, Finance

	By:	/s/ James Teng
	Name:	James Teng
	Its:	Managing Director

EXHIBIT A

EXPANSION PREMISES

This Exhibit A is intended only to show the general layout of Expansion Premises as of the date of this Amendment. The depiction of interior windows, cubicles, modules, furniture and equipment in this Exhibit is for illustrative purposes only, but does not mean that such items exist. Landlord is not required to provide, install or construct any such items. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

LEGEND

EXPANSION PREMISES

DIVCOWEST

701 GATEWAY BLVD. SECOND FLOOR, SUITE 250
SOUTH SAN FRANCISCO, CA

A-1

EXHIBIT B

WORK LETTER

This Exhibit B forms a part of that certain First Amendment to Lease (the “Amendment”) by and between DWF III GATEWAY, LLC, a Delaware limited liability company, as Landlord, and PUMA BIOTECHNOLOGY, INC., a Delaware corporation, as Tenant, to which this Exhibit is attached. If there is any conflict between this Exhibit and the Amendment regarding the construction of the Tenant Improvements (hereinafter defined), this Exhibit shall govern.

1. Defined Terms. All defined terms referred to in this Exhibit shall have the same meaning as defined in Amendment, except where expressly defined to the contrary.

2. Construction of the Tenant Improvements. Landlord shall construct the Tenant Improvements in accordance with this exhibit and the construction contract to be executed by Landlord and its contractor(s). The construction contract for constructing the Tenant Improvements and the contractor(s) to perform the work shall be approved and/or selected, as the case may be, by Landlord at its sole and absolute discretion without the consent of Tenant.

3. Additional Definitions. Each of the following terms shall have the following meaning:

“Construction Budget”- An estimate of the Construction Costs for the Tenant Improvements prepared by Landlord after or in connection with the preparation of the Construction Plans.

“Construction Costs”- All costs and expenses approved by Landlord to construct the Tenant Improvements, including all fees and expenses for:

(1) architects, engineers and consultants in the preparation of the Preliminary Plans, Construction Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects of the Construction Plans, and for processing governmental applications and applications for payment, observing construction of the work;

(2) surveys, reports, environmental and other tests and investigations of the site and any improvements thereon;

(3) labor, materials, equipment and fixtures supplied by the general contractor, its subcontractors and/or materialmen;

(4) the furnishing and installation of all heating, ventilation and air conditioning duct work, terminal boxes, distributing defusers and accessories required for completing the heating, ventilation and air-conditioning system in the Expansion Premises, including costs of meter and key control for after-hour usage, if required by Landlord;

(5) all electrical circuits, wiring, lighting fixtures, and tube outlets furnished and installed throughout the Expansion Premises, including costs of meter;

(6) all window and floor coverings in the Expansion Premises;

(7) all fire and life safety control systems, such as fire walls, sprinklers and fire alarms, including piping, wiring and accessories installed within the Building;

(8) all plumbing, fixtures, pipes and accessories installed within the Building;

(9) fees charged by the city and/or county where the Building is located (including, without limitation, fees for building permits and approvals and plan checks) required for the work in the Building;

(10) supervision and administration expense, including the Construction Management Fee (hereafter defined) payable to Landlord’s agent and property manager and/or representative;

(11) all taxes, fees, charges and levies by governmental and quasi-governmental agencies for authorization, approvals, licenses and permits; and all sales, use and excise taxes for the materials supplied and services rendered in connection with the installation and construction of the Tenant Improvements; and

(12) all costs and expenses incurred to comply with all Applicable Laws of any governmental authority for any work at the Project in order to construct the Tenant Improvements.

The term Construction Costs under this Exhibit shall not include (i) any fees, costs, expenses, compensation or other consideration payable to Tenant, or any of its officers, directors, employees or affiliates, or (ii) except as otherwise expressly provided herein, the cost of any of Tenant’s furniture, artifacts, trade fixtures, telephone and computer systems and related facilities, or equipment. Except as otherwise expressly provided herein, any fees or costs referred to in clauses (i) or (ii) above shall be paid by Tenant without resort to Landlord’s Allowance.

“Construction Plans” - The complete plans and specifications for the construction of the Tenant Improvements consisting of all architectural, engineering, mechanical and electrical drawings and specifications which are required to obtain all building permits, licenses and certificates from the applicable governmental authority(ies) for the construction of the Tenant Improvements. The Construction Plans shall be prepared by duly licensed and/or registered architectural and/or engineering professionals selected by Landlord in its sole and absolute discretion, and in all respects shall be in substantial compliance with all applicable laws, rules, regulations, building codes for the city and county where the Building is located.

“Force Majeure Delays” - Any delay, other than a Tenant Delay, by Landlord in completing the Tenant Improvements by the Estimated Expansion Date set forth in the Amendment by reason of (i) any strike, lockout or other labor trouble or industrial disturbance (whether or not on the part of the employees of either party hereto), (ii) governmental preemption of priorities or other controls in connection with a national or other public emergency, civil disturbance, riot, war, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body, or (iii) shortages of fuel, materials, supplies or labor, (iv) lightning, earthquake, fire, storm, tornado, flood, washout explosion, inclement weather or any other similar industry-wide or Building-wide cause beyond the reasonable control of Landlord, or (v) any other cause, whether similar or dissimilar to the above, beyond Landlord’s reasonable control. The time for performance of any obligation of Landlord to construct Landlord’s Work under this Work Letter or the Amendment shall be extended at Landlord’s election by the period of any delay caused by any of the foregoing events. Landlord shall notify Tenant of any Force Majeure Delay within five (5) days after Landlord’s receipt of notice from Landlord’s contractor of the Force Majeure Delay or when Landlord otherwise has received actual knowledge of the Force Majeure Delay; provided, however, that if Landlord does not notify Tenant of the Force Majeure Delay within such five (5) day period, then the Force Majeure Delay shall not be deemed to have commenced until Landlord notifies Tenant of the Force Majeure Delay.

“Landlord’s Allowance” - The amount of $178,800.00 to be paid by Landlord for the Construction Costs for the Tenant Improvements, which sum shall be paid directly to the contracting parties entitled to payment. Any unused portion of Landlord’s Allowance for the Tenant Improvements shall remain the property of Landlord, and Tenant shall have no interest in said funds. Notwithstanding the foregoing, following completion of the Tenant Improvements, in the event a portion of Landlord’s Allowance remains unused, then up to $12,000.00 of such unused Landlord’s Allowance may be utilized by Tenant for moving expenses or telecommunications or other cabling in the Temporary Space and in the Expansion Premises and in connecting the same to the Original Premises; provided, however that any additional unused portion shall be forfeited by Tenant and retained by Landlord. If Tenant is permitted and has elected to use a portion of Landlord’s Allowance for cabling and/or moving costs as provided above, then the payment of such portion of Landlord’s Allowance shall be made by Landlord within thirty (30) days after Landlord’s receipt of written request from Tenant, together with reasonable supporting documentation of such costs; provided that such funds have not already been advanced or allocated as part of the Landlord’s Allowance for the Tenant Improvements.

“Substantial Completion,” “Substantially Complete,” “Substantially Completed” - The terms Substantial Completion, Substantially Completed and Substantially Complete shall mean when Landlord has delivered to Tenant a written notice stating that the Tenant Improvements have been Substantially Completed substantially in accordance with the Construction Plans, except “punch list” items which may be completed without materially impairing Tenant’s use of substantially all of the Expansion Premises and Tenant has been tendered continuous and uninterrupted access to the Premises, or the date the foregoing would have occurred but for Tenant Delays.

“Tenant Delay” - Any delay incurred by Landlord in the completion of the Tenant Improvements due to (i) a delay by Tenant, or by any person employed or engaged by Tenant, in approving or delivering to Landlord any plans, schedules or Information, including, without limitation, the Preliminary Plans and the Construction Plans beyond the applicable time period set forth in this Exhibit, if any; (ii) a delay in the performance of work in the Expansion Premises by Tenant or any person employed by Tenant; (iii) any changes requested by Tenant in or to previously approved work or in the Construction Plans; (iv) requests for materials and finishes which are not readily available (provided that Tenant is notified of the same at or immediately after the time of such request), and/or delays in delivery of any materials specified by Tenant through change orders; (v) the failure of Tenant to pay as and when due under this Exhibit all Construction Costs and other costs and expenses to construct the Tenant Improvements in excess of Landlord’s Allowance; or (vi) interference by Tenant or any of Tenant’s Parties with the construction of the Tenant Improvements. Landlord shall notify Tenant of any Tenant Delay within five (5) business days after Landlord’s receipt of notice from Landlord’s contractor of the Tenant Delay or when Landlord otherwise has received actual knowledge of the Tenant Delay; provided, however, that if Landlord does not notify Tenant of the Tenant Delay within such five (5) business day period, then the Tenant Delay shall not be deemed to have commenced until Landlord notifies Tenant of the Tenant Delay.

“Tenant Improvements” - The improvements to be installed by Landlord in the Expansion Premises substantially in accordance with the Construction Plans.

4. Preparation of Preliminary Plans and Construction Plans.

4.1 Preliminary Plans. No later than June 15, 2014, Tenant shall submit to Landlord or its architect or designer all information, including occupancy requirements for the Tenant Improvements in the Premises, necessary to enable the architect, designer or contractor to prepare a preliminary plans for the Tenant Improvements containing all demising walls, corridors, entrances, exits, doors, interior partitions, and the locations of all offices, conference rooms, and other rooms and layout, all of which shall be typical interior office improvements (the “Information”). Landlord shall be entitled to rely upon all Information, plans, drawings and information supplied by or for Tenant in preparing the preliminary plans. By the later of (a) June 19, 2014 or (b) within five (5) days after receipt of the preliminary plans, Tenant shall notify Landlord in writing that (i) Tenant has approved such preliminary plans, which approval shall not be unreasonably withheld, conditioned or delayed; or (ii) Tenant disapproves such preliminary plans, including the particular instances specified by Tenant in such notice (and the specific changes requested by Tenant), but such disapproval shall constitute a Tenant Delay unless the preliminary plans are inconsistent with the Information. Tenant shall not unreasonably withhold its approval to the preliminary plans. The failure of Tenant to provide such written notice within said five (5) day period shall be deemed as approval by Tenant of such preliminary plans. The preliminary plans approved by the parties as provided above shall be referred to as the “Preliminary Plans.”

4.2 Construction Plans. After approval of the Preliminary Plans, Landlord shall cause to be prepared Construction Plans for the construction of the Tenant Improvements and deliver the same to Tenant as soon as reasonably possible. Within five (5) days after receipt of the Construction Plans, Tenant shall notify Landlord in writing that (i) Tenant approved the Construction Plans, which approval shall not be unreasonably withheld, conditioned or delayed; or (ii) Tenant disapproves the Construction Plans, including the particular instances specified by Tenant in such notice (and the specific changes requested by Tenant), but such disapproval shall constitute a Tenant Delay unless the Construction Plans are inconsistent with the Preliminary Plans. The failure of Tenant to provide such written notice within said five (5) day period shall be deemed as approval by Tenant of such plans.

5. Approval of the Construction Budget. After approval of the Construction Plans by Landlord and Tenant as provided above, Landlord shall prepare the Construction Budget for the Construction Costs and shall deliver a copy of such Construction Budget to Tenant. The Construction Budget shall not be subject to the prior written approval of Tenant, unless the estimated Construction Costs exceed the amount of Landlord’s Allowance. If the Construction Budget reflects Construction Costs in excess of Landlord’s Allowance, it shall be subject to Tenant’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall notify Landlord in writing within five (5) days after receipt of the Construction Budget that (a) Tenant approves the Construction Budget, or (b) that Tenant disapproves of the Construction Budget because it varies from the Construction Plans or contains details or items not specifically addressed in the Construction Plans. The failure of Tenant to provide such written notice within said five (5) day period shall be deemed an approval by Tenant.

6. Building Permits. After approval by Landlord and Tenant of the Construction Plans and Construction Budget as provided above, Landlord or its contractor shall submit the Construction Plans to the appropriate governmental body for plan checking and a building permit. Landlord, with Tenant’s cooperation, shall cause to be made any change in the Construction Plans necessary to obtain the building permit and to the extent the aggregate amount of the Construction Costs exceeds the amount of Landlord’s Allowance, Tenant shall be responsible for such additional costs, notwithstanding the amount previously specified in the Construction Budget approved by Landlord and Tenant.

7. Changes. Any changes in the Construction Plans or Construction Budget, including, without limitation, any changes required by any applicable law, rule, regulation or ordinance, shall require the prior written consent of Landlord in its reasonable discretion. Any changes requested by Tenant and approved by Landlord shall be prepared by Landlord’s architect, engineer or contractor. The cost of such changes, including the cost to revise the Construction Plans, obtain any additional permits and construct any additional improvements required as a result thereof, and the cost for materials and labor, and all other additional costs incurred by Landlord from resulting delays in completing the Tenant Improvements, shall be paid out of Landlord’s Allowance (only to the extent funds are available and not committed for payment of other Construction Costs). If such costs for changes exceed the Landlord’s Allowance, such excess costs shall be paid by Tenant, at its sole cost and expense, to Landlord within ten (10) days after Tenant’s receipt of notice from Landlord, together with reasonable supporting documents reflecting such increased costs. If Landlord does not receive such payment within said ten (10) day period, Landlord shall have the right, in addition to any other rights or remedies available under the Lease, at law or in equity, to (i) discontinue all or any portion of the work until it receives said payment; (ii) proceed with the other work not affected by such change until such payment is received; (iii) proceed with the work contemplated with such change; or (iv) proceed with the work without making such change; in which case the commencement or completion of such work shall not be deemed a waiver of Tenant’s obligation to pay for same or any additional costs or expenses incurred as a result thereof. The cost of a change order incurred as a result thereof shall be determined by Landlord’s architect, which determination shall be binding upon the parties.

8. Payment. Landlord shall pay for the Construction Costs for the Tenant Improvements, not to exceed the amount of Landlord’s Allowance. Tenant acknowledges and agrees that it shall be responsible for payment of all Construction Costs in excess of Landlord’s Allowance and shall pay to Landlord within thirty (30) days after request from Landlord the amount of such excess Construction Costs.

9. Construction Management Fee. Landlord, or an agent of Landlord, shall provide project management services in connection with the construction of the Tenant Improvements. Such project management services shall be performed, at Tenant’s cost, for a fee (the “Construction Management Fee”) equal to three percent (3%) of the amount of the Construction Costs for the Tenant Improvements, but in no event more than $3,500.00. Landlord shall be entitled to use the Landlord’s Allowance for payment of such Construction Management Fee on a monthly basis. If there are insufficient funds available in Landlord’s Allowance to pay for the Construction Management Fee, Tenant shall pay for the fee within ten (10) days after request by Landlord.

10. Access. From and after the mutual execution and delivery of the Amendment, Landlord and Landlord’s employees, agents and contractors shall be granted access to the Original Premises at reasonable times to the extent necessary in connection with the construction of the Tenant Improvements within the Expansion Premises. Landlord shall use commercially reasonable efforts to minimize disruption to the use of the Original Premises during the construction of the Tenant Improvements. Tenant acknowledges that during construction of the Tenant Improvements that the areas of the Original Premises then being occupied by Tenant may not be separated from the work being performed by Landlord and Landlord’s contractors and that, as a result of Landlord’s construction of the Tenant Improvements, there may be construction noise, dust and related inconveniences to Tenant’s use of the Original Premises. Tenant hereby acknowledges and agrees that it shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Original Premises by Landlord and Landlord’s employees, agents and contractors nor their activities within the Original Premises in connection with construction of the Tenant Improvements. Tenant hereby acknowledges and agrees that neither the access to the Original Premises by Landlord and Landlord’s employees, agents and contractors nor their activities within the Original Premises in connection with construction of the Tenant Improvements shall constitute nor be deemed to constitute a denial of Tenant’s access to, or interference with Tenant’s use of, the Premises nor shall either constitute grounds for an abatement of Rent payable under the Lease.

11. Tenant’s Representative. Tenant hereby authorizes Charles Eyler located at Puma Biotechnology, Inc., 10880 Wilshire Blvd., Suite 1250, Los Angeles, CA 90024, as Tenant’s representative to act on its behalf and represents its interests with respect to the construction of Tenant Improvements, and to make decisions binding upon Tenant with respect to such matters.

12. Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Exhibit, if an event of default (beyond all applicable notice and cure periods) by Tenant under the Lease or this Exhibit, has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease and/or this Exhibit, Landlord shall have the right to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Exhibit shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

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EXHIBIT C

EXPANSION DATE MEMORANDUM

This Expansion Date Memorandum is dated as of                     , 20        between DWF III GATEWAY, LLC, a Delaware limited liability company (“Landlord”), and PUMA BIOTECHNOLOGY, INC., a Delaware corporation (“Tenant”), who entered into a First Amendment to Lease dated for reference purposes as of April    , 2014 covering certain Expansion Premises known as Suite 250 in the 701 Gateway Project (the “First Amendment”). All capitalized terms, if not defined herein, shall be defined as they are defined in the First Amendment.

The parties hereby agree that                     , 20        is the “Expansion Date” of the First Amendment.

LANDLORD:		TENANT:

DWF III GATEWAY, LLC, a Delaware limited liability company		PUMA BIOTECHNOLOGY, INC., a Delaware corporation

By:	Divco West Real Estate Services, Inc.,	By:
	a Delaware limited liability company	Name:
	Its Agent	Its:

By:
Name:
Its:

C-1

EXHIBIT D

OUTLINE OF THE TEMPORARY SPACE

Exhibit D is intended only to show the general layout of the Temporary Space. The depiction of interior windows, cubicles, modules, furniture and equipment in this Exhibit is for illustrative purposes only, but does not mean that such items exist. Landlord is not required to provide, install or construct any such items. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building. It is not to be scaled; any measurements or distances shown should be taken as approximate. The inclusion of elevators, stairways electrical and mechanical closets, and other similar facilities for the benefit of occupants of the Building does not mean such items are part of the Temporary Space.

D-1

EXHIBIT E

TEMPORARY SPACE FURNITURE

Quantity	Description

30	desk chairs

2	smaller desk chairs

2	conference tables

14	small office chairs (square)

4	lobby sofa chairs

1	lobby table

5	stools with table

3	round office tables

20	cubicles

11	office desks

EXHIBIT F

LANDLORD’S PERSONAL PROPERTY

Quantity	Description

75	L-shapes workstations

2	Half workstation

19	2-Drawer lateral file

73	Storage, Box, Box, File Unit

57	Pedestal File, File Unit

19	5-Drawer Lateral File

3	Storage cabinet (under desk)

9	30x60 Wood Desk w/ Chrome Leg

4	Bullnose Conference Table

9	Credenza unit w/ Overhead

3	Rectangular light maple conference table with wood base

2	Oval maple conference table with metal base

1	Large oval laminate conference table (Board Room)

1	Large rectangular laminate conference table (Board Room)

2	Oval Glass top coffee table

1	Circular Reception Desk

1	Sofa seating

1	Bench seating

53	Desk Lamps

65	Chairs